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Exhibit 5.2

28 July 2009

Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda	DIRECT LINE: 441-299-4942 E-MAIL: carol.clarke@conyersdillandpearman.com OUR REF: CZC/328554/Corpdoc 292027

Dear Sirs

Assured Guaranty Ltd. (the "Company")

        We have acted as special legal counsel in Bermuda to the Company in connection with a post-effective amendment (the "Amendment") to Registration Statement No. 333-152890 (as amended, the "Registration Statement"), which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended (the "Securities Act") of:

  (i)
  305,017 common shares, par value US$0.01 per share (the "Cochran Shares"), issued pursuant to the Assured Guaranty Ltd. Settlement Agreement with Robert Cochran (the "Settlement Agreement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto); and

  (ii)
  21,848,934 common shares, par value US$0.01 per share (the "Dexia Shares" and, together with the Cochran Shares, the "Common Shares") which were issued to Dexia Holdings, Inc. ("Dexia") pursuant to a purchase agreement (the "Purchase Agreement") dated as of 14 November 2008 between Dexia, Dexia Credit Local S.A. and the Company.

        For the purposes of giving this opinion, we have examined copies of the the Registration Statement, the Settlement Agreement and the Purchase Agreement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 23 June 2009, copies of extract certified resolutions of the board of directors of the Company dated 7 May 2009 certified by an officer of the Company (the "Minutes") and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

        We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Settlement Agreement and the Purchase Agreement and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the validity and binding effect under the applicable governing laws , to the extent not under Bermuda law, of the Settlement Agreement and the Purchase Agreement in accordance with its terms, (g) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (h) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (i) that on the date of issuance of any award under the Settlement Agreement, the Company will be able to pay its liabilities as they become due, (j) that the Company's shares are listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority dated 16 January 2004, 7 April 2004 and 20 April 2004 will not have been revoked or amended at the time of issuance of any Common Shares.

        We express no opinion with respect to the issuance of shares pursuant to any provision of the Settlement Agreement or the Purchase Agreement that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Settlement Agreement and the Purchase Agreement and is not to be relied upon in respect of any other matter.

        On the basis of, and subject to, the foregoing, we are of the opinion that:

  1.
  The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

  2.
  The Common Shares are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

CONYERS DILL & PEARMAN

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  Exhibit 5.2